Exhibit 6

Execution Version
Issuer Letter Agreement

October 3, 2025

Citibank, N.A.
388 Greenwich Street New York, NY 10013
Issuer Letter Agreement

October 3, 2025

Attn: Eric Natelson / Theodore Finkelstein Ladies and Gentlemen:
Reference is made to (i) the Margin Loan Agreement dated as of October 3, 2025, among Shivkan Holdings X, LLC (“Borrower”), as Borrower, Citibank, N.A., as Lender (the “Lender”), and Citibank, N.A., as Administrative Agent and Calculation Agent (the “Loan Agreement”), in substantially the form attached hereto as Exhibit A, and (ii) the Pledge and Security Agreement of even date herewith between Citibank, N.A., as Collateral Agent, and Borrower, as pledgor (the “Security Agreement”), a copy of which is attached hereto as Exhibit B, respectively. Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Loan Agreement.

In connection with the loan and pledge under the Loan Agreement and the Security Agreement (collectively, the “Transactions”), pursuant to the Security Agreement, Borrower will pledge to the Collateral Agent 13,257,287 shares of Class A Common Stock (the “Common Stock”), par value $0.01 per share, of Amneal Pharmaceuticals, Inc. (the “Company”) owned by Borrower (the “Pledged Shares”) to secure Borrower’s obligations under the Loan Agreement.

This letter agreement (the “Issuer Agreement”) memorializes certain understandings between the Company and Lender.

Undertakings of the Company as Issuer of the Common Stock

1.	The Company:

(a)
Confirms that (i) the entering into by Borrower of the Loan Agreement and Security Agreement (including, without limitation, the initial pledge by Borrower of the Pledged Shares), (ii) the Transactions and (iii) any exercise of remedies by the Lender or its Affiliates in accordance with the Loan Agreement and the Security Agreement (x) do not and will not (assuming Lender’s compliance with its undertakings under this Issuer Agreement) violate any trading or corporate policy of the Company applicable to and binding upon Borrower (including as the result of Borrower’s status as an Affiliate of any person subject to such policy), and (y) do not violate or require any consent under the Company’s Organization Documents or agreements (including the Existing Shareholders Agreement) between the Company and Borrower (or its Affiliate), as amended through the date hereof.

(b)
Confirms that the Pledged Shares have been deposited in the facilities of DTC in book-entry form and are not represented by certificates with any restrictive legends or stop transfer orders. The Pledged Shares are “restricted securities” as defined in

Rule 144 (as defined below). The Company agrees that it shall not take any action to remove any Pledged Shares from DTC so long as they remain Pledged Shares.

(c)
Subject to compliance with applicable law, will not take any actions that are intended to hinder or delay the exercise of any remedies with respect to the Pledged Shares by the Collateral Agent in accordance with the Loan Agreement and Security Agreement (including, for the avoidance of doubt, by asserting that any such exercise of remedies violates or requires any consent under the Organization Documents, any agreement between the Company and Borrower (or its Affiliates), or any insider trading or other policy or rule of the Company). To the extent reasonably requested by Lender, the Company shall use its commercially reasonable efforts to cooperate in good faith with Lender and the Collateral Agent in any transfer of Pledged Shares made pursuant to the exercise of any remedies under the Security Agreement.

(d)
Confirms that the Pledged Shares (w) are validly issued, fully paid and non- assessable, (x) are not subject to preemptive or similar rights, (y) to the Company’s knowledge, are not subject to any Transfer Restrictions other than Permitted Transfer Restrictions, and (z) to the Company’s knowledge, are not currently subject to any Restrictive Conditions.

(e)
Acknowledges that, (x) as of the date hereof, the Company does not, and (y) absent a change in law or securities rules, regulations or official interpretations after the date hereof, the Company would not, based solely on the existence of the Lender’s rights and remedies under the Security Agreement (subject to compliance with the conditions and limitations set forth therein) exercisable following an Event of Default (as defined in the Loan Agreement) (and for purposes of this paragraph (e), without taking into account any other right, remedy, arrangement, interest, acquisition or action of the Lender or its affiliates), consider the Lender an “affiliate” of the Company (within the meaning of Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”)).

(f)
Agrees to take such reasonable actions (at the Collateral Agent’s cost) reasonably necessary to enable the Collateral Agent to sell the Pledged Shares pursuant to Rule 144 in connection with an exercise of remedies under the Security Agreement.

Undertakings of Lender

2.
Lender (as Lender and Collateral Agent) hereby irrevocably acknowledges and agrees with the Company not to permit the sale or other transfer of any Pledged Shares, except (i) a sale or transfer pursuant to an exercise of its rights or remedies under the Loan Agreement and the Security Agreement in a transaction registered under the Securities Act or in a transaction exempt from the registration requirements of the Securities Act or (ii) a transfer to the Company’s transfer agent to be held in restricted book entry or certificated form in the name of Borrower or its affiliates.

Mutual Acknowledgements and Agreements

3.
This Issuer Agreement will terminate automatically upon the repayment and satisfaction of all the Obligations under the Loan Agreement and Security Agreement (for purposes of this paragraph, amendments, modifications, extensions or forbearance to exercise remedies under the Loan Agreement and/or the Security Agreement shall not be deemed to be a termination of the Loan Agreement, Security Agreement or this Issuer Agreement); provided, however, that the undertaking of the Lender in Section 2 hereof shall survive until the Lender (as Lender or Collateral Agent) no longer holds or controls the Pledged Shares.

Miscellaneous

4.
Except as otherwise provided herein, any notice to any party under this Issuer Agreement shall be deemed received by such party at the time when such notice shall have been transmitted by electronic mail to (A) in the case of the Company, jason.daly@amneal.com, and (B), in the case of Lender, eq.us.ses.notifications@citi.com, eric.natelson@citi.com, theodore.finkelstein@citi.com, and bianca.gotuaco@citi.com. The parties may change such addresses by notifying the other parties of such change by electronic mail transmitted to the addresses set forth above (or such other address as to which notice has been given pursuant to the preceding sentence).

5.
This Issuer Agreement and any claim, controversy or dispute arising under or related to this Issuer Agreement (including, without limitation, any claims sounding in contract law or tort law arising out of the subject matter hereof) shall be governed by, and construed in accordance with, the laws of the State of New York.

6.
Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, the City of New York, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Issuer Agreement, or the transactions contemplated hereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court,

(b)
waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Issuer Agreement or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to the Company at 400 Crossing Blvd., Third Floor, Bridgewater, NJ 08807 Attn: Legal Department or to the Lender at Citibank, N.A., 390 Greenwich Street, New York, NY 10013, as the case may be, shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

7.
EACH PARTY HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS ISSUER AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.

8.
Except with respect to claims of fraud, no party hereto shall have any liability hereunder for any special, incidental, punitive, indirect or consequential damages (including with respect to loss of profits).

9.
This Issuer Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Issuer Agreement by facsimile or other electronic transmission (including “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. No provision of this Issuer Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or, in the case of a waiver, by the party against whom the waiver is to be effective.

10.	The provisions, acknowledgments and undertakings of this Issuer Agreement shall inure to the benefit of Lender and its successors and assigns permitted under the Loan Agreement.

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If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this Issuer Agreement shall become a binding agreement between us; provided that the rights and obligations of the parties hereto in paragraphs 1 and 2 shall become effective only upon the occurrence of the Closing Date (and, for the avoidance of doubt, shall become automatically effective and binding on the parties hereto upon the occurrence of the Closing Date).

Accepted and agreed:

CITIBANK, N.A.

By:______________________________
Name: Eric Natelson
Title: Authorized Signatory

[*Signature Page to Issuer Agreement*]

Exhibit A

Loan Agreement

A-1

Exhibit B

Security Agreement

B-1